Exhibit 10.18

FOURTH AMENDMENT TO THE EMPLOYMENT AGREEMENT

This Fourth Amendment to the Employment Agreement (the “4th Amendment”) is entered into by and between QS Energy, Inc. a Nevada corporation (“Employer”) and Jason Lane (“Employee”) (collectively, the “Parties”), effective as February 15, 2020 (the “Effective Date”).

RECITALS

A.	Effective as of April 1, 2017, the Employer and Employee entered into an Employment Agreement, as amended, by mutual agreement of the parties on November 12, 2017 (the “Employment Agreement”);

B.	Effective as of April 1, 2019, in the Second Amendment to the Employment Agreement, the Employer and Employee agreed to an extension of the Employment Agreement for an additional three months, extending the term of the Employment Agreement until June 1, 2019;

C.	From June 1, 2019, Employer and Employee operated consistent with the terms of the Employment Agreement, as amended, on a month-to-month basis;

D.	Effective as of November 15, 2019, in the Second Amendment to the Employment Agreement, the Employer and Employee agreed to an extension of the Employment Agreement for an additional three months, extending the term of the Employment Agreement until February 15, 2020;

E.	It is now the desire of Employer and Employee to further amend the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the Parties agree as follows:

I.	Section 3 of the Employment Agreement is hereby amended and restated as follows:

Term of Employment. Subject to earlier termination as provided in the Employment Agreement, as amended, or as may be mutually agreed upon by the Parties, Employee hereby agrees to continue to be employed by Employer on a month-to-month basis, and Employer hereby agrees to employ Employee on a month-to-month basis.

II.              Section 4.2 of the Employment Agreement is hereby amended and restated as follows:

Options. As an inducement to Employee to agree to his employment with Employer pursuant to the terms and conditions of this Agreement, as amended Employer agrees to issue to Employee options to purchase 100,000 shares of restricted common stock of the Company (the “Options”), each month on the first day of each month. The Options shall fully vest at the end of the month in which they are issued to Employee. All of the Options shall be priced as of market price at the close of market on the date of issuance (i.e. the first day of the month). For the period February 15, 2020-February 29, 2020, Employee shall be issued Options to purchase 50,000 shares of restricted common stock on February 15, 2020 that are priced as of the market price at the close of market on February 15, 2020 and vest on February 29, 2020.

Notwithstanding the foregoing, if this Agreement is terminated for any reason, except for termination by Employer Without Cause (defined below), all unvested Options shall terminate and be of no force or effect. All Options issued hereunder shall expire ten (10) years from the date of issuance, and shall be of no force or effect thereafter. In connection with Employee’s agreement to accept the Options hereunder, Employee agrees and acknowledges the following:

(i)       Employee is aware of Employer’s business affairs and financial condition, and has been advised to review Employer’s SEC filings, which may be accessed online at www.sec.gov. Employee has had an opportunity to ask questions and receive answers from Employer regarding its business and the Options.

(ii)       Employee acknowledges that the acceptance of the Options involves a high degree of risk, and that the stock to be issued in connection therewith may need to be held for an indefinite period of time.

(iii)       Employee acknowledges that he is acquiring the Options for his personal account, for investment purposes only, and not with a view to or for resale in connection with any distribution of the Options. Employee also understands that the Options and the shares to be issued in connection with the Options will not be registered under federal or state securities laws by reason of specific exemptions thereunder.

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(iv)       Employee understands that the Options to be issued and shares to be issued in connection therewith are “restricted securities” under applicable federal securities laws and that Employee may dispose of the shares only pursuant to an effective registration statement under federal securities laws or exemption therefrom.

III.            If there are any inconsistencies between the Employment Agreement and this 4th Amendment, the terms and conditions of this 4th Amendment shall control.

IV.            Except for the changes set forth in this 4th Amendment, all terms and conditions in the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

“EMPLOYER”

QS ENERGY, INC.

By:	/s/ Michael McMullen
Date;	Michael McMullen, CFO

“EMPLOYEE”

Date:	/s/ Jason Lane
Jason Lane

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